Exhibit 5.1

March 18, 2022

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

I am Senior Vice President, Senior Deputy General Counsel and Assistant Secretary of Comcast Corporation, a Pennsylvania corporation (the “Company”), and have acted for the Company in connection with the Company’s offer (the “Exchange Offer”) to exchange its 2.887% Notes due 2051, 2.937% Notes due 2056 and 2.987% Notes due 2063 (the “New Notes”), issued pursuant to an indenture dated as of September 18, 2013 (the “Base Indenture”) by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of November 17, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the guarantors named therein (the “Guarantors”) and the Trustee, and guaranteed on an unsecured and unsubordinated basis by the Guarantors, for any and all of its outstanding 2.887% Notes due 2051, 2.937% Notes due 2056 and 2.987% Notes due 2063 (the “Old Notes”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I advise you that, in my opinion:

1.	The Indenture has been duly authorized, executed and delivered by the Company.

2.	The New Notes have been duly authorized by the Company.

I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Elizabeth Wideman
Elizabeth Wideman